Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of the Vertex Contrarian Fund, which was held on November 1, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:
                                                Number of Shares
Nominee                                      For          Withhold Authority
Jeffrey L. Shames                        850,718.125            45.825
John W. Ballen                           850,718.125            45.825
Lawrence H. Cohn                         850,718.125            45.825
J. David Gibbons                         850,718.125            45.825
William R. Gutow                         850,718.125            45.825
J. Atwood Ives                           850,718.125            45.825
Abby M. O'Neill                          850,718.125            45.825
Lawrence T. Perera                       850,718.125            45.825
William J. Poorvu                        850,607.947           156.003
Arnold D. Scott                          850,718.125            45.825
J. Dale Sherratt                         850,718.125            45.825
Elaine R. Smith                          850,439.407           324.543
Ward Smith                               850,718.125            45.825

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

                                    Number of Shares

For                                 837,550.848
Against                              11,536.836
Abstain                               1,676.266

Item 3. The amendment or removal of certain fundamental investment policies.

                                    Number of Shares

For                                 847,172.365
Against                               3,591.585

Item 4. The approval of a new investment advisory agreement with Vertex Investment Management, Inc.

                                    Number of Shares

For                                 843,806.873
Against                               5,345.475
Abstain                               1,611.602

Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending September 30, 2002.

                                    Number of Shares

For                                 850,689.479
Against                                  74.471